                                                                    EXHIBIT 99.1

(GREY WOLF, INC. LOGO)                              PRESS RELEASE

                                                    Contact:
                                                    David W. Wehlmann
                                                    Executive Vice President &
                                                    Chief Financial Officer
--------------------------------------------------------------------------------


                                 AMEX SYMBOL: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS - JULY 30, 2003, GREY WOLF, INC. ANNOUNCES OPERATING RESULTS FOR THE QUARTER ENDED JUNE 30, 2003.

Houston, Texas, July 30, 2003 -- Grey Wolf, Inc. ("Grey Wolf" or the "Company") (AMEX-GW), reported a net loss of $14.2 million, or $0.08 per share on a diluted basis, for the three months ended June 30, 2003, compared with a net loss of $4.0 million, or $0.02 per share on a diluted basis, for the second quarter of 2002. Revenues for the second quarter of 2003 were $66.9 million compared with revenues for the second quarter of 2002 of $62.9 million. The second quarter 2003 net loss includes approximately $8.5 million of pre-tax costs (approximately $5.6 million after tax) associated with the redemption of $165.0 million aggregate principal amount of the Company's 8-7/8% Senior Notes due 2007 on July 1, 2003 and interest on the $150.0 million aggregate principal amount of 3.75% Contingent Convertible Senior Notes issued on May 7, 2003.

For the six months ended June 30, 2003, the Company reported a net loss of $23.8 million, or $0.13 per share on a diluted basis, compared with a net loss of $6.2 million, or $0.03 per share on a diluted basis for the first six months of 2002. Revenues for the first six months of 2003 were $129.3 million compared with revenues for the first six months of 2002 of $127.8 million.

Tom Richards, Chairman, President and Chief Executive Officer commented, "Our second quarter operating margin improved over the first quarter of this year and we expect this trend to continue throughout this year and into 2004. While our second quarter net loss includes the effect of the debt refinancing, we expect annual interest expense to decrease by approximately $9.5 million and have extended the maturity on a portion of the Company's debt from 2007 to 2023, subject to call in 2013. The debt refinancing demonstrates our commitment to strengthening the Company's balance sheet."

Richards continued, "We have seen an increase in our average rigs working during the past few weeks and averaged 65 rigs working in July. Today we have 66 rigs working. Recent higher than expected injections into U.S. natural gas storage have been a concern to some, but gas prices remain at attractive levels and our customers are benefiting from these prices. We believe that the fundamentals for natural gas remain positive. Leading edge bid rates have been between $7,750 and $9,500 per rig day since early May 2003."



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GREY WOLF, INC.
10370 Richmond Avenue o Suite 600 o Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com

                 GREY WOLF, INC. - PRESS RELEASE - JULY 30, 2003


Grey Wolf averaged 60 rigs working in the second quarter of 2003, compared to 59 rigs in the first quarter of 2003 and 54 in the second quarter of 2002. Total operating margin for the second quarter of 2003 was $7.4 million compared with $14.1 million a year ago and $7.1 million for the first quarter of 2003. Operating margin consists of revenues less drilling operations expenses. Grey Wolf's operating margin per rig day in the second quarter of 2003 was $1,350, compared to $2,863 per rig day for the second quarter a year ago and $1,347 for the first quarter of 2003. The lower operating margins compared to 2002 are primarily a result of the replacement of expiring term contracts with spot market contracts at lower rates and margins.

Capital expenditures were $19.4 million for the second quarter of 2003, which included the $9.0 million cash purchase of two diesel electric SCR rigs. Capital expenditures for all of 2003 are projected to be $33.0 million to $35.0 million, subject to the actual level of rig activity. The Company currently has 80 marketed rigs and 22 cold-stacked rigs that can be deployed quickly with relatively little capital outlay. In addition, 15 inventory rigs are available for refurbishment and reactivation as demand dictates.

Detailing the costs of the second quarter debt refinancing, the $8.5 million includes a $4.9 million redemption premium for the 8-7/8% Senior Notes, $2.5 million in accelerated amortization of a pro-rata portion of the previously deferred financing costs on the 8-7/8% Senior Notes, and interest on the 3.75% Contingent Convertible Senior Notes from May 7, 2003 to June 30, 2003. These costs are included in interest expense on the consolidated statement of operations.

The net proceeds from the issuance of the 3.75% Contingent Convertible Senior Notes plus cash on hand were irrevocably deposited with the trustee of the 8-7/8% Senior Notes to redeem $165.0 million of those notes at 102.958%, plus accrued interest. At June 30, 2003, these funds were included in restricted cash on the Company's balance sheet and $165.0 million aggregate principal amount of 8-7/8% Senior Notes was included as current maturities of senior notes. On July 1, 2003, the cash deposited with the trustee was used to redeem the $165.0 million aggregate principal amount of the 8-7/8% Senior Notes.

Based on currently anticipated levels of activity and dayrates, the Company expects to generate an operating margin of approximately $8.4 million, or $1,400 per rig day for the third quarter of 2003. Net loss per share is expected to be approximately $0.04 on a diluted basis, projecting an annual tax benefit rate of between 34% and 35%. The Company expects depreciation expense of approximately $12.6 million and interest expense of approximately $3.7 million in the third quarter of 2003.

Grey Wolf has scheduled a conference call on July 31, 2003 at 10:00 a.m. CT to discuss second quarter 2003 results. The call will be webcast live on the internet through the Investor Relations page on our website at:

                            http://www.gwdrilling.com

                                   Page 2 of 5
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GREY WOLF, INC.
10370 Richmond Avenue o Suite 600 o Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com

                 GREY WOLF, INC. - PRESS RELEASE - JULY 30, 2003


To participate by telephone, call (888) 882-0116 domestically or (212) 346-6455 internationally ten to fifteen minutes prior to the starting time. The reservation number is 21153607. A replay of the conference call will be available by telephone from 12:00 p.m. CT on July 31, 2003 until 12:00 p.m. CT on August 4, 2003. The telephone number for the replay of the call is (800) 633-8284 domestically or (402) 977-9140 internationally and the access code is 21153607. The call will be available for replay through our website for approximately two weeks after the conclusion of the call.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding demand for the Company's services, wage rates, third quarter 2003 rig activity and financial results, projected operating margins, projected operating margin per rig day, projected loss per share, projected interest savings, projected annual tax benefit rate, the sufficiency of our capital resources and liquidity, depreciation, interest expense and capital expenditures in 2003. These forward-looking statements are subject to a number of important factors, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, unexpected costs under turnkey drilling contracts, weather conditions, and the overall level of drilling activity in our market areas. Please refer to our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 14, 2003, for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.

Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the Ark-La-Tex, Gulf Coast, Mississippi/Alabama, South Texas, West Texas and Rocky Mountain regions with a total drilling rig fleet of 117.





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GREY WOLF, INC.
10370 Richmond Avenue o Suite 600 o Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com

                 GREY WOLF, INC. - PRESS RELEASE - JULY 30, 2003



                                                        Three Months Ended                      Six Months Ended
                                                             June 30,                               June 30,
                                                 -------------------------------        -------------------------------
                                                     2003                2002               2003                2002
                                                 -----------         -----------        -----------         -----------
                                                                 (In thousands, except per share amounts)
                                                                              (Unaudited)
Revenues                                         $    66,949         $    62,854        $   129,336         $   127,766
Costs and expenses:
     Drilling operations                              59,569              48,718            114,854              96,366
     Depreciation                                     12,509              11,549             24,800              22,902
     General and administrative                        2,763               2,757              6,009               6,013
                                                 -----------         -----------        -----------         -----------
     Total costs and expenses                         74,841              63,024            145,663             125,281
                                                 -----------         -----------        -----------         -----------
Operating income (loss)                               (7,892)               (170)           (16,327)              2,485
Other income (expense):
     Gain on sale of assets                               72                  69                 93                 128
     Interest income                                     427                 463                716                 904
     Interest expense                                (14,528)             (5,983)           (20,565)            (11,948)
     Other                                                 -                  77                 14                 131
                                                 -----------         -----------        -----------         -----------
     Other income (expense), net                     (14,029)             (5,374)           (19,742)            (10,785)
                                                 -----------         -----------        -----------         -----------
Net income (loss) before income taxes                (21,921)             (5,544)           (36,069)             (8,300)
Income taxes expense (benefit):
     Current                                                                                                     (1,871)
     Deferred                                         (7,736)             (1,496)           (12,263)               (204)
                                                 -----------         -----------        -----------         -----------
     Total income tax expense (benefit)               (7,736)             (1,496)           (12,263)             (2,075)
                                                 -----------         -----------        -----------         -----------
Net income (loss) applicable to
  common shares                                  $   (14,185)        $    (4,048)       $   (23,806)        $    (6,225)
                                                 ===========         ===========        ===========         ===========

Basic and diluted net income (loss)
  per common share                               $     (0.08)        $     (0.02)       $     (0.13)        $     (0.03)
                                                 ===========         ===========        ===========         ===========

Weighted average common shares outstanding:
     Basic                                           181,217             180,942            181,160             180,852
                                                 ===========         ===========        ===========         ===========
     Diluted                                         181,217             180,942            181,160             180,852
                                                 ===========         ===========        ===========         ===========

Operating data for the periods:
     Total of operating days                           5,468               4,938             10,740               9,993
     Total revenue per day                       $    12,244         $    12,729        $    12,042         $    12,786
     Total operating margin per day                    1,350               2,863              1,348               3,142

     Daywork operating days                            4,643               4,511              9,251               9,318
     Daywork revenue per day                     $     9,438         $    10,813        $     9,347         $    11,382
     Daywork operating margin per day                    866               2,445                910               2,880

     Turnkey operating days                              825                 427              1,489                 675
     Turnkey revenue per rig day                 $    28,034         $    32,939        $    28,790         $    32,177
     Turnkey operating margin per rig day              4,070               7,267              4,070               6,761

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


                 GREY WOLF, INC. - PRESS RELEASE - JULY 30, 2003


                                                                  JUNE 30,                     DECEMBER 31,
                                                                    2003                           2002
                                                               -------------                  -------------
                                                                (Unaudited)
                                                                              (In thousands)
CONDENSED BALANCE SHEET DATA:

Cash and cash equivalents                                      $      67,171                  $     113,899
Restricted cash                                                      178,196                            784
Other current assets                                                  47,453                         50,481
                                                               -------------                  -------------
     Total current assets                                            292,820                        165,164
Net property and equipment                                           418,009                        420,791
Other assets                                                           5,528                          4,668
                                                               -------------                  -------------
     Total assets                                              $     716,357                  $     590,623
                                                               =============                  =============

Current maturities of senior notes                             $     165,000                  $     -
Other current liabilities                                             61,145                         50,811
                                                               -------------                  -------------
     Total current liabilities                                       226,145                         50,811

Contingent convertible senior notes                                  150,000                        -
Senior notes                                                          84,883                        249,613
Other long term liabilities                                            5,714                          4,789
Deferred income taxes                                                 47,719                         60,152
Shareholders' equity                                                 201,896                        225,258
                                                               -------------                  -------------
     Total liabilities and equity                              $     716,357                  $     590,623
                                                               =============                  =============

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